Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2007, relating to the consolidated financial statements of Effox, Inc. for the year ended December 31, 2006, included in CECO Environmental Corp.’s Current Report on Form 8-K/A filed April 5, 2007.

Greenwalt Sponsel & Co., Inc.

/s/ Greenwalt Sponsel & Co., Inc.

Indianapolis, Indiana
June 5, 2007